Sesen Bio Director Jane Pritchett Henderson Transitions to CEO Advisor Role CAMBRIDGE, Mass., Nov. 23, 2021 – Sesen Bio (Nasdaq: SESN), a late-stage clinical company developing targeted fusion protein therapeutics for the treatment of patients with cancer, today announced that Jane Pritchett Henderson, previously a member of Sesen Bio’s Board of Directors and the Chair of the Board’s Audit Committee, has transitioned off the Board of Directors to a CEO Advisor role, effective November 22, 2021. Ms. Henderson departed the Board in order to concentrate on other responsibilities outside of Sesen Bio, including as Chief Financial Officer of Adagio Therapeutics and as a director of two other companies. “On behalf of the entire Board, I would like to thank Jane for her numerous contributions over her long tenure on Sesen Bio’s Board,” said Dr. Thomas Cannell, president and chief executive officer of Sesen Bio. “Jane’s extensive expertise in building and leading financial organizations and in corporate and business development has been instrumental to our growth. As we look ahead, I am grateful that she will continue to serve in an advisory role, and I am confident that Sesen Bio will continue to benefit from her invaluable advice, insights and knowledge for years to come.” Current Director Jason Keyes has been named as Chair of the Audit Committee, and Board Chair Jay S. Duker, MD will replace Mr. Keyes as Chair of the Board’s Compensation Committee. Following Ms. Henderson’s departure, the Company’s Board is composed of six directors, all of whom are independent, other than Dr. Cannell. The Board has undergone significant refreshment over the past two years, including the addition of Peter K. Honig, MD, who has significant global regulatory experience, and Michael A.S. Jewett, MD, FRCSC, FACSH, a practicing oncologist with extensive clinical expertise. The CEO Advisor role was established in 2020, and Ms. Henderson joins Wendy L. Dixon, Ph.D., Dana Dunn, MS, Howard L. Levine, Ph.D., Daniel S. Lynch, MBA and Louise Park Stejbach in serving the Company in this capacity. “Sesen Bio has a deep commitment to saving and improving the lives of patients with bladder cancer, and it has been a pleasure to support the company in its efforts to deliver on this critical mission,” said Ms. Henderson. “I have been honored to work alongside an esteemed Board and patient-inspired team over my tenure and to help enable the company’s evolution over the last eight years. I look forward to working with Tom and continuing to help guide the company in this new advisory capacity.” About Vicineum™ Vicineum, a locally administered fusion protein, is Sesen Bio’s lead product candidate being developed for the treatment of BCG-unresponsive non-muscle invasive bladder cancer (NMIBC). Vicineum is comprised of a recombinant fusion protein that targets epithelial cell adhesion molecule (EpCAM) antigens on the surface of tumor cells to deliver a potent protein payload, Pseudomonas Exotoxin A. Vicineum is constructed with a stable, genetically engineered peptide tether to ensure the payload remains attached to the antibody binding fragment until it is internalized by the cancer cell. This fusion protein design is believed to decrease the risk of toxicity to healthy tissues, thereby improving its safety. In prior clinical trials conducted by Sesen Bio, EpCAM has been shown to be overexpressed in NMIBC cells with minimal to no EpCAM expression observed on normal bladder cells. Sesen Bio is currently in the follow-up stage of a Phase 3 registration trial in the US for the treatment of BCG- unresponsive NMIBC. In February 2021, the FDA accepted the Company’s BLA file for Vicineum for the treatment of BCG-unresponsive NMIBC and granted the application Priority

Review with a target PDUFA date of August 18, 2021. On August 13, 2021, the Company received a Complete Response Letter (CRL) from the FDA regarding its BLA for Vicineum. Additionally, Sesen Bio believes that cancer cell-killing properties of Vicineum promote an anti- tumor immune response that may potentially combine well with immuno-oncology drugs, such as checkpoint inhibitors. For this reason, the activity of Vicineum in BCG-unresponsive NMIBC is also being explored at the US National Cancer Institute in combination with AstraZeneca’s immune checkpoint inhibitor durvalumab. About Sesen Bio Sesen Bio, Inc. is a late-stage clinical company advancing targeted fusion protein therapeutics for the treatment of patients with cancer. The Company’s lead program, Vicineum™, also known as oportuzumab monatox, is currently in the follow-up stage of a Phase 3 registration trial for the treatment of BCG-unresponsive NMIBC. In February 2021, the FDA accepted the Company’s BLA file for Vicineum for the treatment of BCG-unresponsive NMIBC and granted the application Priority Review with a target PDUFA date of August 18, 2021. On August 13, 2021, the Company received a CRL from the FDA regarding its BLA for Vicineum. Sesen Bio retains worldwide rights to Vicineum with the exception of Greater China, the Middle East and North Africa (MENA) and Turkey, for which the Company has partnered with Qilu Pharmaceutical, Hikma Pharmaceuticals and Eczacibasi Pharmaceuticals Marketing (EIP), respectively, for commercialization. Vicineum is a locally administered targeted fusion protein composed of an anti-EpCAM antibody fragment tethered to a truncated form of Pseudomonas Exotoxin A, which is being developed for the treatment of BCG-unresponsive NMIBC. For more information, please visit the Company’s website at www.sesenbio.com. COVID-19 Pandemic Potential Impact Sesen Bio continues to monitor the rapidly evolving environment regarding the potential impact of the COVID-19 pandemic on the Company. The Company has not yet experienced any disruptions to our operations as a result of COVID-19, however, we are not able to quantify or predict with certainty the overall scope of potential impacts to our business, including, but not limited to, our ability to raise capital and, if approved, commercialize Vicineum. Sesen Bio remains committed to the health and safety of patients, caregivers and employees. Cautionary Note on Forward-Looking Statements Any statements in this press release about future expectations, plans and prospects for the Company, the Company’s strategy, future operations, and other statements containing the words “anticipate,” “believe,” “expect,” “intend,” “may,” “plan,” “predict,” “target,” “potential,” “will,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. For example, statements regarding Ms. Henderson’s plans continue to serve in an advisory role with the Company, the impact of COVID-19 on the Company, including its ability to raise capital, and, if approved, its ability to commercialize Vicineum for the treatment of BCG-unresponsive NMIBC. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, and those factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. Contact: Andrew Cole Sard Verbinnen & Co SesenBio-SVC@SARDVERB.com